Exhibit 6.2

EMPLOYMENT AGREEMENT
Private and Confidential

January 1, 2019

Kimberly Moore
5001 Manchester Court
Granite Bay, CA. 95746

Delivered via email: kim@innd.com

This is an Employment Agreement (this "Agreement") is made and enter into effective as of January 1, 2019, by and between **InnerScope Hearing Technologies Inc.**, (the "Employer" and "Company") and **Kimberly Moore** (the "Employee") for a Full-Time position as **Chief Financial Officer of InnerScope Hearing Technologies Inc.** The position will be located 2151 Professional Drive, 2nd Floor, Roseville, CA. 95661. In this position the Employee will report directly to the Company Board of Directors.

1. **Confidentiality and Intellectual Property & Non-Solicitation & Non-Competition Agreements** This Agreement also conditional upon your execution of the enclosed Confidentiality and Intellectual Property & Non-Solicitation & Non-Competition Agreements enclosed.

2. **Employment**
The Company agrees to employ Employee and Employee agrees to accept employment with the Company upon the terms as described in this Agreement. The Employee shall have the title of Chief Financial Officer of InnerScope Hearing Technologies Inc. and shall perform such duties as is customary to such office/title and as reasonably may be assigned to him/her from time to time by the Company.

3. **Salary and Exempt**
This position is classified as exempt, and you will not be paid overtime compensation in the eventthat you work more than 8 hours in any workday. At any given time, the Company may review your job duties, and as a result of that review, your position may be re-classified from exempt to non-exempt.

4. **Compensation**
As compensation for all services rendered to the Company, in whatever capacity rendered, theCompany agrees to provide Employee the following compensation package:
Your compensation package will include:

    a.) **Base Salary** of One Hundred Fifty Thousand Dollars ($150,000.00) per year. Payroll taxes shall be withheld from the Employee's salary as required by law. The Employee shall be paid at the Company's regular Weekly payroll intervals.

b.) **Health, Dental, Life and 401K Benefits** Per ACA all "Full Time" Employees ("Full Time Employees" for purposes of these benefits only is referred to as any staff consistently working 30 plus hours per week) shall be entitled to participate in the Company's employee benefit plans and to the extent that employee benefits are generally provided to employees.

i. The Company currently offers Health, Dental, Vision, Life (based on selected plans) paid in full for the Employee by the Company.

ii. The Company also offers a non-matching 401K plan available to all employees after three (3) months.

5. **PTO**

As a Full-Time, Employee working 40 plus hours per week you will be entitled to ten (10) days of Paid Time Off (PTO) per year for each year of active service. PTO shall accrue on a weekly basis at a rate of 1.54 hours per weekly pay period. PTO may be used for vacation, personal business, illness, or to care for an ill family member. Unless for illness, PTO will be scheduled to meet current business requirements. PTO will be prorated during the first year of employment. It is the current Company policy that an employee begins accruing from date of hire.

6. **Recognized Holidays**

The Company is currently recognizing a total of seven (7) paid holidays per calendar year, plus one (1) paid half day. All PTO and Holiday policies are upheld pursuant to the policies in effect at any given time and are subject to change from time to time atthe sole discretion of the Company.

7. **Expenses**

You shall be entitled to be reimbursed for any reasonable business expenses incurred in the exercise of your duties upon submission of proper receipts for such expenses in accordance with Company policy and as approved by corporate finance as per the Company policy.

8. **Employment "at will"**

During your employment, you will be employed "at will" while working for the Company. Company may also terminate your employment at any time for any reason not prohibited by law.

9. **Entire Agreement.**

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

10. **Amendment.**

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

11. Severability.

If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

12. Waiver of Contractual Right.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13. Applicable Law.

This Agreement shall be governed by the laws of the State of California.

14. Signatories.

This Agreement shall be signed by Mark Moore, Chairman and by Kimberly Moore in an individual capacity. This Agreement is effective as of the date first above written.

15. Acceptance of this Employment Agreement

If the foregoing terms of employment are acceptable to you, please indicate your acceptance by signing a copy of this letter in the space provided on the following page. Then, please scan and email back to the Mark Moore, the Company's Chairman of the Board at: mark@innd.com

---------------------------------- SIGNATURES ON NEXT PAGE ---------------------------------------

I have read this Employment Agreement and understand and agree with the terms in this Agreement, and hereby accept this employment and title as Chief Financial Officer of InnerScope Hearing Technologies, Inc.

01/01/2019

Date

Kimberly Moore (Employee)

01/01/2019

Date

Mark Moore, Chairman
InnerScope Hearing Technologies Inc.

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

This is an **Confidentiality and Intellectual Property Agreement** (this "Agreement") is made and enter into effective as of January 1, 2019, by and between **InnerScope Hearing Technologies Inc.**, (the "Employer" and "Company") and **Kimberly Moore** (the "Employee"), the undersigned employee, made when fully executed on the date(s) indicated beneath the signature lines on the last page of the agreement, and effective as of the first day of employment of the undersigned employee.

I, the undersigned employee, in consideration of my employment with the Company, and of the compensation paid in respect of my employment, agree as follows:

1.1 Property of the Company

(a) I acknowledge that all Developments (as defined below) and all items of any and every nature or kind created or used by me during my employment with the Company or furnished by the Company to me, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly on the termination of my employment irrespective of the time, manner or cause of termination. All personal effects used by me in carrying out my duties will remain my property and shall be removed by me on termination of my employment.

(b) I agree that, during the term of my employment, I will promptly, upon development thereof, fully inform and disclose to the Company all discoveries, findings, reports, designs, inventions, improvements, methods, processes, practices, techniques, programs, concepts and ideas, whether or not patentable or copyrightable (collectively, the **"Developments"**), which pertain or relate to the business of the Company or to any experimental work carried on by the Company, whether conceived by me alone or with others and whether or not conceived during the term of my employment with the Company.

(c) I hereby agree to assign, transfer, and convey to the Company, and to cause each of my agents and contractors to assign, transfer and convey to the Company, all rights to any Developments, and confirm that I will, at any time or from time to time, upon the Company's request do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, waivers, conveyances, and assurances as may be required to carry out the intent of this section.

(d) I agree to assist the Company in obtaining patents or copyrights and any other intellectual property rights on all such Developments and shall execute all documents and do all things necessary to obtain letters, patents, or copyrights, or other registrations to vest the Company with full and exclusive title thereto and protect the same against infringement by others.

1.2 I hereby represent and warrant to the Company that I do not currently have any Developments that have not been assigned to the Company and, to the extent that such representation and warranty is incorrect in any way, I hereby sell, assign and transfer to the Company any and all Developments which I currently possess.

1.3 Waiver of Moral Rights. I hereby waive all Moral Rights (as hereinafter defined) whether now existing or arising during the term of my employment and any similar rights to any works and Developments developed during the course of my employment or in contemplation of such employment. The waiver of such rights is made in favor of the Company and any assignee, licensee, purchaser, lender, or other party claiming an interest under or through the Company or under any agreement entered into by the Company. For purposes of this Offer, **"Moral Rights"** means any right to:

(a) divulge a work or any Development to the public;
(b) retract a work or any Development from the public;
(c) claim authorship or anonymity related to a work or any Development;
(d) object to any distortion, mutilation or modification of a work or any Development; or
(e) Use a work or any Development in association with a product, service, cause or institution; and includes any and all rights similar to the above listed rights, existing under judicial or statutory law of any country or jurisdiction in the world or under any treaty, regardless of whether such right is called or generally referred to as a moral right.

1.4 Confidential Information

(a) I acknowledge that throughout the course of my employment with the Company I may have access to and be entrusted with confidential information, trade secrets and know-how concerning the business and property of the Company and with information, trade secrets and know-how which other persons shall require the Company and its employees, agents and consultants to treat as confidential (all of which information, trade secrets and know-how of the Company and others, together with any Developments, shall be collectively defined as "**Confidential Information**").

(b) I agree that disclosure of any Confidential Information or any use of the Confidential Information other than on behalf of or for the direct benefit of the Company is and will be highly detrimental to the Company and that the right to maintain the confidentiality of the Confidential Information constitutes a proprietary right which the Company is entitled to protect or is an obligation which the Company must observe. Accordingly, I hereby agree that:

(i) I shall keep confidential all of the Confidential Information for the exclusive benefit and use of the Company and will faithfully do all in my power to assist the Company in keeping the Confidential Information confidential until the Company shall make the same public either by obtaining patent rights, copyrights or otherwise;

(ii) I shall not, directly or indirectly, disclose or divulge any of the Confidential Information to any person, firm, Company or other entity of any kind whatsoever;

(iii) I shall not, directly or indirectly, either individually or in partnership with, or jointly with one or more persons, firms, Companies or any other entity of any kind whatsoever as principal, agent, employee, shareholder or in any other capacity or manner whatsoever, use any of the Confidential Information other than on behalf of or for the direct benefit of the Company;

(iv) I shall not divulge, disclose or communicate to any person, firm or Company the name of any customer of the Company and/or its business; and

(v) I shall not use for my own purpose any Confidential Information relating to the Company and/or its business.

1.5 I further acknowledge and agree that in the event of a violation of the covenants, provisions and restrictions contained in this Agreement, the Company shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

The Employee's signature below indicates the Employee's understanding, acknowledgement and acceptance of the foregoing terms and conditions:

InnerScope Hearing Technologies Inc.:

By: [signature]

Title: Chairman

Date: 01/01/2019

Employee:

By: [signature]

Print Name: Kimberly Moore

Date: 01/01/2019

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This is a Non-Competition and Non-Solicitation Agreement ("Agreement") by and between **InnerScope Hearing Technologies Inc.**, (the "Employer" and "Company") and **Kimberly Moore** (the "Employee") the undersigned employee, made when fully executed on the date(s) indicated beneath the signature lines on the last page of the agreement, and effective as of the first day of employment of the undersigned employee.

EMPLOYEE'S COMMITMENTS

I, the undersigned employee, in consideration of my employment with the Company, and of the compensation paid in respect of my employment, agree as follows:

Non-Solicitation Commitments

I agree that during my employment by the Company, and for a period of twelve (12) months from the termination of my employment, with or without cause, that I will not, except for the benefit of the Company, directly or indirectly, either (i) solicit, divert, take away, or accept customers/patients or prospects, referrals or other business from, any Network Member or Referral Source, or (ii) attempt to solicit, divert, take away, or accept, customers/patients or prospects, referrals or other business from, any Network Member or Referral Source. The term "Network Member" means any firm or enterprise in the hearing healthcare field, including but not limited to businesses which sale and service hearing aids direct-to-consumer, fill hearing aid prescriptions, fit or dispense hearing aid devices or services, or engage in any related audiology services (collectively, the "Hearing Healthcare Business"), to which the Company provided goods or services during my employment by the Company, or to whom the Company made a presentation for the sale of goods or services during my employment by the Company, or with which the Company had some other form of advantageous business relationship during my employment by the Company. The term "Referral Source" means any Hearing Healthcare Business which referred patients/customers or prospects or other business to the Company during my employment by the Company.

I also agree that during my employment by the Company, and for a period of twelve (12) months from the termination of my employment, with or without cause, that I will not, except for the benefit of the Company, directly or indirectly, either (i) interfere with any employee or independent contractor arrangements between the Company and any of its employees and/or independent contractors, or (ii) solicit, recruit, hire, assist others in recruiting or hiring, or discuss employment or contractual arrangements with any employees or independent contractors of the Company.

Non-Competition

I agree that during my employment by the Company, and for a period of twelve (12) months from the termination of my employment, with or without cause, that I will not, directly or indirectly, either (i) have any ownership or financial interest (whether as proprietor, partner, member, stockholder, lender, guarantor or otherwise) in, or (ii) except for the benefit of the Company, act

as an agent, employee, officer, director, contractor, broker or distributor for, or advisor or consultant to, any firm or enterprise (regardless of the form in which conducted), which is engaged, or which I reasonably know is undertaking to become engaged, in the Hearing Healthcare Business.

Separate Commitments; Remedies
I agree that the commitments set forth above are and will be construed as separate and independent agreements. If any provision is held invalid, void or unenforceable, it will in no way render invalid, void or unenforceable any other provision not declared invalid, void or unenforceable, and I agree that this Agreement will in that case be construed and enforced as if the void, invalid or unenforceable provision was omitted from this Agreement.

I agree that any violation of the non-competition or non-solicitation commitments set forth above will result in irreparable damage and harm to the Company and that the Company will be without an adequate remedy at law in the event of any such violation. I agree, therefore, that if I violate any of the foregoing commitments, then the Company may seek injunctive relief and such other remedies as may be appropriate under applicable law. I acknowledge that the Company will not, by seeking or obtaining any particular relief, be deemed to have precluded itself from obtaining any other relief to which it may be entitled. I also agree that if I am in violation of any of the commitments set forth above, then the time period applicable to such commitment will be automatically extended for the period of such violation.

Assignment; Affiliates
I agree that the Company may assign or delegate any or all of its rights and obligations under this Agreement to any person or business. I further agree that the covenants of this Agreement shall be enforceable against me by the assigns and successors of the Company. I also agree that the commitments of this Agreement shall apply to any Affiliates of the Company, and shall be enforceable against me by those Affiliates, just as if each commitment was, by its terms, expressly applicable to such Affiliates (I understand that the term "Affiliate," as used in this Agreement, means any corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company).

JOINT COMMITMENTS

Both parties, in consideration of the mutual promises in this Agreement, agree as follows:

Attorney's Fees
In the event of a dispute with respect to this Agreement, the prevailing party shall be entitled to recover such party's reasonable attorneys' fees and costs, whether incurred during trial, on appeal or in bankruptcy proceedings.

General
This Agreement contains the entire understanding of the parties relating to the subject matter contained herein and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against which or whom enforcement is sought. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive

laws of the State of Delaware without giving effect to any conflict-of-laws rule or principle that might result in the application of the laws of another jurisdiction.

Waiver of Jury Trial
EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES FURTHER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION; SEEK TO ENFORCE THE FOREGOING WAIVER.

Forum Selection
The parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, shall be heard and determined by the state or federal courts of the State of Delaware. The parties expressly submit to the jurisdiction of those courts and their appellate courts for adjudication of all such disputes, claims, actions and lawsuits, and agree not to bring any such action or proceeding in any other courts. The parties further waive any defense of inconvenient forum as to the maintenance of any such action or proceeding. Notwithstanding the foregoing, pursuant to this Agreement, either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party.

The parties have executed this Agreement as indicated below by their signatures.

InnerScope Hearing Technologies Inc.:	**Employee:**
By: [signature]	By: [signature]
Title: Chairman	Print Name: Kimberly Moore
Date: 01/01/2019	Date: 01/01/2019